Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three Month Period Ended March 31, 2013

NASHVILLE, TN, May 8, 2013 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three month period ended March 31, 2013.

Operating Results

Revenues for the three months ended March 31, 2013 were $59.3 million, compared with $55.5 million for the same period in the prior year. Income before income taxes for the three months ended March 31, 2013 was $2.1 million, compared with loss before income taxes of $8.1 million for the same period in the prior year. Net income for the three months ended March 31, 2013 was $2.0 million, or $0.05 per share on a basic and diluted basis, compared with net loss of $8.2 million, or $0.20 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended March 31, 2013 were $49.4 million, compared with $45.4 million for the same period in the prior year. This improvement was primarily due to our continued sales, marketing, customer interaction and product initiatives, in addition to our recent pricing actions and a higher percentage of policies in force with full coverage.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 67.8 percent for the three months ended March 31, 2013, compared with 85.6 percent for the three months ended March 31, 2012. We experienced favorable development related to prior periods of $2.4 million for the three months ended March 31, 2013, compared with unfavorable development of $3.4 million for the three months ended March 31, 2012. The favorable development for the three months ended March 31, 2013 was primarily due to lower than expected severity related to property damage liability and no-fault claims that occurred in calendar year 2012, as well as lower than expected severity related to bodily injury claims that occurred in calendar years 2011 and 2012. In addition, the favorable development for the three months ended March 31, 2013 included a recovery related to the 2011 settlement of a claim for extra-contractual damages.

Excluding the development related to prior periods, the loss and loss adjustment expense ratio for the three months ended March 31, 2013 and 2012 were 72.7 percent and 78.1 percent, respectively. The year-over-year decrease in the loss and loss adjustment expense ratio was primarily due to a decrease in both frequency and severity and the impact of our recent pricing changes.

Expense Ratio. The expense ratio was 27.8 percent for the three months ended March 31, 2013, compared with 31.9 percent for the three months ended March 31, 2012. The year-over-year decrease in the expense ratio was primarily due to the increase in premiums earned which resulted in a lower percentage of fixed expenses in our retail operations (such as rent and base salary).

Combined Ratio. The combined ratio was 95.6 percent for the three months ended March 31, 2013, compared with 117.5 percent for the same period in the prior year.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At March 31, 2013, we leased and operated 367 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary tenant homeowner insurance product underwritten by us. In addition, during the three months ended March 31, 2013, select retail locations in highly competitive markets in Illinois and Texas began offering non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. We are able to complete the entire sales process over the phone or through our consumer-based website. In addition to our retail, call center and website, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for to the year ended December 31, 2012 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Premiums earned	$49,403	$45,419
Commission and fee income	8,597	8,252
Investment income	1,276	1,770
Net realized gains on investments, available-for-sale (includes $13 and $26, respectively, of accumulated other comprehensive income reclassifications for unrealized gains)	13	26

	59,289	55,467

Costs and expenses:
Losses and loss adjustment expenses	33,505	38,864
Insurance operating expenses	22,340	22,762
Other operating expenses	229	266
Stock-based compensation	84	295
Depreciation and amortization	571	429
Interest expense	443	979

	57,172	63,595

Income (loss) before income taxes	2,117	(8,128)
Provision for income taxes (includes $5 and $9, respectively, of income tax expense from reclassification items)	93	79

Net income (loss)	$2,024	$(8,207)

Net income (loss) per share:
Basic	$0.05	$(0.20)

Diluted	$0.05	$(0.20)

Number of shares used to calculate net income (loss) per share:
Basic	40,910	40,843

Diluted	40,939	40,843

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2013	2012
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $125,725 and $130,342, respectively)	$134,026	$139,046
Cash and cash equivalents	71,215	59,104
Premiums and fees receivable, net of allowance of $281 and $306	57,678	45,286
Other assets	5,819	6,190
Property and equipment, net	4,456	4,656
Deferred acquisition costs	3,712	3,221
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$281,706	$262,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$80,612	$79,260
Unearned premiums and fees	71,231	55,092
Debentures payable	40,271	40,261
Other liabilities	15,097	14,897

Total liabilities	207,211	189,510

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,945 and 40,962 shares issued and outstanding, respectively	410	410
Additional paid-in capital	456,786	456,705
Accumulated other comprehensive income	8,301	8,704
Accumulated deficit	(391,002)	(393,026)

Total stockholders’ equity	74,495	72,793

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$281,706	$262,303

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended
	March 31,
	2013	2012
Gross premiums earned:
Georgia	$9,651	$9,529
Florida	7,621	6,069
Texas	5,822	5,677
Illinois	5,317	5,538
Alabama	5,048	4,228
Ohio	4,360	3,802
South Carolina	3,659	3,012
Tennessee	3,040	2,954
Pennsylvania	2,144	2,047
Indiana	1,245	1,176
Missouri	887	788
Mississippi	657	646

Total gross premiums earned	49,451	45,466
Premiums ceded to reinsurer	(48)	(47)

Total net premiums earned	$49,403	$45,419

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended
	March 31,
	2013	2012
Loss and loss adjustment expense	67.8%	85.6%
Expense	27.8%	31.9%

Combined	95.6%	117.5%

POLICIES IN FORCE

	Three Months Ended
	March 31,
	2013	2012
Policies in force – beginning of period	147,176	141,862
Net increase during period	27,280	28,392

Policies in force – end of period	174,456	170,254

The following tables present total PIF for the insurance operations segregated by policies that were sold through retail locations, independent agents, call center and website, and include those sold on behalf of third party carriers. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states.

	March 31,
	2013	2012
Retail locations:
New	91,217	89,737
Renewal	77,799	77,468

	169,016	167,205

Independent agents	2,023	2,407
Call center and website	3,417	642

Total policies in force	174,456	170,254

	March 31,
	2013	2012
Retail locations:
Liability-only	97,493	98,931
Full coverage	71,523	68,274

	169,016	167,205

Independent agents	2,023	2,407
Call center and website	3,417	642

Total policies in force	174,456	170,254

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	March 31,
	2013	2012
Retail locations – beginning of period	369	382
Opened	—	—
Closed	(2)	(4)

Retail locations – end of period	367	378

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2013	2012	2012	2011
Alabama	24	24	24	24
Florida	30	30	30	30
Georgia	60	60	60	60
Illinois	62	66	63	67
Indiana	17	17	17	17
Mississippi	7	8	7	8
Missouri	11	12	11	12
Ohio	27	27	27	27
Pennsylvania	16	16	16	16
South Carolina	26	26	26	26
Tennessee	19	19	19	20
Texas	68	73	69	75

Total	367	378	369	382

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885